EXHIBIT 99.1

For Immediate Release

Contacts: For investors:

Gary Burnison (310) 226-2613

For media:

Don Spetner (310) 843-4176

Korn/Ferry International Announces Fiscal Fourth Quarter and

Year-End Results

Highlights:

•	Fee revenue increased $0.5 million reflecting the first sequential increase in nine quarters

•	Fiscal fourth quarter diluted loss of $0.05 per share improved $0.30 compared to prior year fourth quarter diluted loss of $0.35, including restructuring and asset impairment charges of $0.23, and improved $0.02 compared to third quarter – in line with guidance

•	EBITDA of $5.0 million improved $11.2 million compared to prior year fourth quarter of ($6.2) million, including restructuring and asset impairment charges of $8.9 million; on the same basis, operating income of $1.1 million improved $11.7 million compared to prior year fourth quarter operating loss of $10.6 million and improved $1.0 million compared to third quarter

•	Futurestep EBITDA was positive at $0.2 million in the fiscal fourth quarter; Futurestep operating loss of $0.4 million improved sequentially $0.9 million or 69%

•	Compensation and benefits expense declined $10.8 million or 17 percent compared to prior year fourth quarter and declined $0.9 million or 2 percent compared to third quarter

•	General and administrative expense declined $2.3 million or 11 percent compared to prior year fourth quarter

•	Cash balance of $82.7 million at April 30, 2003 improved $14.3 million compared to January 31, 2003

•	Eliminated Futurestep’s outside minority shareholders which will enable further rationalization of back-office infrastructure; Fiscal first quarter 2004 streamlining initiatives to result in a charge of approximately $6 million to $8 million with an estimated annual savings of $9 million to $12 million

Los Angeles, CA, June 18, 2003 – Korn/Ferry International (NYSE:KFY), the world’s leading recruitment firm, today announced a fiscal fourth quarter loss of $0.05 per share compared to a loss of $0.35 per share in prior year fourth quarter, which included asset impairment and restructuring charges of $0.23 per share. The Company reported a loss of $0.07 per share in the third quarter.

“While we did show a modest increase in revenue this past quarter, all signs indicate that globally, the economic recovery to date has essentially been a jobless recovery,” said Paul Reilly, Chairman and CEO. “Until we see stronger signs of job creation in the marketplace, our focus will remain on taking share from the competition and managing costs carefully.”

Financial Results

Actual and adjusted results

(dollars in millions, except per share amounts)

	Fourth Quarter			Total Year
			Adjusted (a)			Adjusted (a)
	FY’03	FY’02	FY’02	FY’03	FY’02	FY’03	FY’02
Fee Revenue	$76.1	$85.9	$85.9	$315.1	$377.4	$315.1	$377.4
Revenue	$82.4	$93.1	$93.1	$338.5	$406.7	$338.5	$406.7
EBITDA (b)	$5.0	$(6.2)	$2.7	$2.9	$(88.2)	$19.1	$5.0
EBITDA Margin	6.6%	(7.3)%	3.1%	0.9%	(23.4)%	6.1%	1.3%
Operating Income (Loss)	$1.1	$(10.6)	$(1.7)	$(13.3)	$(105.6)	$3.0	$(12.4)
Operating Margin	1.5%	(12.4)%	(2.0)%	(4.2)%	(28.0)%	0.9%	(3.3)%
Net Loss	$(1.7)	$(13.3)	$(4.3)	$(22.9)	$(98.3)	$(6.6)	$(15.7)
Loss Per Share	$(0.05)	$(0.35)	$(0.12)	$(0.63)	$(2.62)	$(0.20)	$(0.42)

a)	Adjusted amounts are non-GAAP financial measures and exclude restructuring and asset impairment charges of $8.9 million in Q4’02, $16.3 million in FY’03 and $93.2 million in FY’02. These charges generally relate to write-off of assets and facilities and severance charges and do not affect fee revenue or revenue. The Company presents adjusted amounts as alternative measures to the actual amounts. The Company uses the adjusted amounts to analyze its operating results since it believes that the restructuring and asset impairment charges do not reflect, and make it difficult to compare, the Company’s ongoing operations over various quarters.
b)	For a definition and discussion of EBITDA, a non-GAAP financial measure, and a reconciliation between EBITDA and operating income (loss), please see attached schedules at the end of this earnings release

Fiscal fourth quarter fee revenue of $76.1 million increased $0.5 million compared to Q3’03 and decreased $9.8 million or 11 percent from $85.9 million in Q4’02. The decline from Q4’02 reflects the continued uncertainty in the current economic environment including the Iraqi war and SARS outbreak.

Compensation and benefits expense was $53.6 million in fiscal fourth quarter compared to $54.5 million in Q3’03 and $64.3 million in Q4’02. The decline from Q4’02 of $10.7 million or 17 percent reflects the reduction in the number of employees from 1,800 as of April 30, 2002 to 1,535 as of April 30, 2003.

General and administrative expense was $17.8 million in fiscal fourth quarter compared to $16.7 million in Q3’03 and $20.1 million in Q4’02. The sequential increase of $1.1 million primarily relates to foreign exchange gains realized in Q3’03 not repeated in the current quarter. The decrease from Q4’02 of $2.3 million or 11 percent primarily relates to our continuing cost reductions efforts.

Fiscal fourth quarter operating income of $1.1 million improved $0.9 million compared to Q3’03 and improved $2.8 million compared to an adjusted operating loss of $1.7 million in Q4’02. Fiscal fourth quarter EBITDA of $5.0 million improved $0.8 million compared to Q3’03 and improved $2.3 million compared to adjusted EBITDA in Q4’02. These improvements reflect our reduced cost structure and increased efficiencies across all business lines attributable to our on-going streamlining initiatives.

Balance Sheet and Liquidity

Cash and cash equivalents was $82.7 million as of April 30, 2003.

Interest expense, primarily related to the Company’s convertible notes, was $2.6 million in the current quarter, consistent with Q3’03 of $2.8 million. As of April 30, 2003, the Company had no outstanding amounts under its credit facility.

EXECUTIVE RECRUITMENT

Korn Ferry’s executive recruitment core business is one of the worlds most highly regarded. Operating in approximately 36 countries, this segment focuses on recruitment for executive-level positions (Salaries of $150,000 and above).

Selected Executive Recruitment Data

Actual and adjusted results

(dollars in millions)

	Fourth Quarter			Total Year
			Adjusted (a)			Adjusted (a)
	FY’03	FY’02	FY’02	FY’03	FY’02	FY’03	FY’02
Fee Revenue	$68.0	$78.2	$78.2	$282.4	$336.0	$282.4	$336.0
Revenue	$73.2	$84.0	$84.0	$302.0	$359.5	$302.0	$359.5
EBITDA (b)	$8.8	$8.8	$11.8	$31.9	$11.5	$43.3	$48.7
EBITDA Margin	12.9%	11.2%	15.1%	11.3%	3.4%	15.3%	14.5%
Operating Income (Loss)	$5.7	$5.6	$8.5	$19.1	$(1.2)	$30.5	$36.1
Operating Margin	8.4%	7.1%	10.9%	6.8%	(0.3)%	10.8%	10.8%
Average Number of Consultants	396	451	451	420	474	420	474
Engagements	1,196	1,230	1,230	4,733	5,263	4,733	5,263

a)	Adjusted amounts are non-GAAP financial measures and exclude restructuring and asset impairment charges of $3.0 million in Q4’02, $11.4 million in FY’03 and $37.3 million in FY’02. These charges generally relate to write-off of assets and facilities and severance charges and do not affect fee revenue or revenue. The Company presents adjusted amounts as alternative measures to the actual amounts. The Company uses the adjusted amounts to analyze its operating results since it believes that the restructuring and asset impairment charges do not reflect, and make it difficult to compare, the Company’s ongoing operations over various quarters.
b)	For a definition and discussion of EBITDA, a non-GAAP financial measure, and a reconciliation between EBITDA and operating income (loss), please see attached schedules at the end of this earnings release.

Executive recruitment fiscal fourth quarter fee revenue was $68.0 million compared to $68.2 million in Q3’03 and $78.2 million in Q4’02. The decline from Q4’02 was attributable to reduced hiring activity by companies’ predominately in North America as well as the Iraqi war.

Executive recruitment operating income was $5.7 million in fiscal fourth quarter compared to $8.4 million in Q3’03 and an adjusted operating income of $8.5 million in Q4’02. On this same basis, EBITDA was $8.8 million in fiscal fourth quarter compared to $11.7 million in Q3’03 and $11.8 million in Q4’02. The total number of consultants as of April 30, 2003 was 390, a reduction of 20 from January 31, 2003.

FUTURESTEP

Futurestep is a technology-enhanced, middle management recruitment company, which offers clients a multi-tiered portfolio of services from individual search to on-site managed recruitment services as well as candidate assessment software.

Selected Futurestep Data

Actual and adjusted results

(dollars in millions)

	Fourth Quarter			Total Year
			Adjusted (a)			Adjusted (a)
	FY’03	FY’02	FY’02	FY’03	FY’02	FY’03	FY’02
Fee Revenue	$8.1	$7.7	$7.7	$32.7	$40.1	$32.7	$40.1
Revenue	$9.1	$9.1	$9.1	$36.5	$45.8	$36.5	$45.8
EBITDA (b)	$0.2	$(9.2)	$(3.6)	$(7.5)	$(34.1)	$(2.1)	$(11.7)
EBITDA Margin	1.9%	(120)%	(46.5)%	(22.8)%	(85.1)%	(6.4)%	(29.2)%
Operating Loss	$(0.4)	$(10.1)	$(4.5)	$(9.9)	$(37.8)	$(4.5)	$(15.4)
Operating Margin	(5.5)%	(132)%	(58.4)%	(30.2)%	(94.3)%	(13.7)%	(38.3)%

a)	Adjusted amounts are non-GAAP financial measures and exclude restructuring and asset impairment charges of $5.6 million in Q4’02, $5.4 million in FY’03 and $22.4 million in FY’02. These charges generally relate to write-off of assets and facilities and severance charges and do not affect fee revenue or revenue. The Company presents adjusted amounts as alternative measures to the actual amounts. The Company uses the adjusted amounts to analyze its operating results since it believes that the restructuring and asset impairment charges do not reflect, and make it difficult to compare, the Company’s ongoing operations over various quarters.
b)	For a definition and discussion of EBITDA, a non-GAAP financial measure, and a reconciliation between EBITDA and operating income (loss), please see attached schedules at the end of this earnings release.

Fiscal fourth quarter Futurestep fee revenue was $8.1 million compared to $7.4 million in Q3’03 and $7.7 million in Q4’02. The increase in fee revenue was a result of an increase in the number of engagements in the current quarter. Average fees per engagement slightly decreased in the current quarter compared to Q3’03.

Fiscal fourth quarter operating loss was $0.4 million, an improvement of $0.9 million, compared to an adjusted operating loss of $1.3 million in Q3’03, excluding restructuring charges of $1.6 million. Fiscal fourth quarter operating loss improved $4.1 million from an adjusted operating loss of $4.5 million in Q4’02. On this same basis, EBITDA was a positive $0.2 million in fiscal fourth quarter compared to a negative $0.8 million in Q3’03 and a negative $3.8 million in Q4’02. These improvements were primarily due to the substantially reduced cost structure attributed to our on-going streamlining initiatives.

Outlook

The Company estimates that fiscal first quarter 2004 fee revenue is likely to be in the range of $70 million to $78 million and the operating results will likely be breakeven to a loss per share of $0.10, excluding restructuring charges.

The Company continues to streamline its infrastructure and improve overall organizational efficiencies. Near term activities will focus on the consolidation of Futurestep back-office functions, reduction of corporate and administrative overhead, and other adjustments to the Company’s cost base. As such, it expects to incur a charge of approximately $6 million to $8 million in the fiscal first quarter 2004 of which the majority will be in cash. Annual savings resulting from these efforts are estimated at $9 million to $12 million.

Earnings Conference Call Webcast

The earnings conference call will be held June 18, 2003 at 10:00 AM (EST) and hosted by Paul Reilly, Chairman and CEO and Gary Burnison, Executive Vice President and Chief Financial Officer. The conference call will be webcast and available online at www.kornferry.com, accessible through the Investor Relations section.

Korn/Ferry International, (NYSE:KFY) with 70 offices in 36 countries, is the world’s leading provider of recruitment solutions. The firm works closely with clients to provide solutions tailored to their recruitment and assessment needs, through the Company’s executive recruitment business, which identifies CEOs, COOs, CFOs, board members and other senior-level executives; through the firm’s Management Assessment business, which provides evaluation of senior management teams; and through Futurestep, which combines the power of the Internet with the firm’s proprietary assessment tools and search expertise to fill the growing demand for middle managers. For more information, visit the Korn/Ferry International Web site at www.kornferry.com and the Futurestep Web site at www.futurestep.com.

Statements in this press release and our conference call that relate to future results and events (“forward-looking statements”) are based on Korn/Ferry’s current expectations. Readers are cautioned not to place undue reliance on such statements. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties which are beyond the control of Korn/Ferry. The potential risks and uncertainties relate to competition, the dependence on attracting and retaining qualified and experienced consultants, the portability of client relationships, local political or economic developments in or affecting countries where we have operations, risks related to the growth and results of Futurestep, restrictions imposed by off-limits agreements, reliance on information systems and employment liability risk. For a detailed description of risks and uncertainties that could cause differences, please refer to Korn/Ferry’s periodic filings with the Securities and Exchange Commission. Korn/Ferry disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

[Tables attached]

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended April 30,		Three Months Ended April 30,
	2003	2002	2003	2002
Fee revenue	$76,054	$85,932	$315,112	$377,425
Reimbursed out-of-pocket engagement expenses	6,303	7,152	23,354	29,310

Total revenue	82,357	93,084	338,466	406,735

Compensation and benefits	53,555	64,310	223,192	273,994
General and administrative expenses	17,813	20,124	73,107	101,934
Out-of-pocket engagement expenses	5,978	5,952	23,029	25,759
Depreciation and amortization	3,869	4,382	16,161	17,482
Restructuring and asset impairment charges	—	8,936	16,281	93,203

Total operating expenses	81,215	103,704	351,770	512,372

Operating income (loss)	1,142	(10,620)	(13,304)	(105,637)

Interest and other (expense) income, net	(3,046)	(1,955)	(9,333)	(6,083)

Loss before provision for (benefit from) income taxes and equity in earnings of unconsolidated subsidiaries	(1,904)	(12,575)	(22,637)	(111,720)
Provision for (benefit from) income taxes	503	614	2,040	(12,328)
Equity in earnings of unconsolidated subsidiaries	664	(83)	1,775	1,141

Net loss	(1,743)	(13,272)	(22,902)	(98,251)
Accretion on redeemable convertible preferred stock	(241)	—	(852)	—

Net loss attributed to common shareholders	$(1,984)	$(13,272)	$(23,754)	$(98,251)

Basic loss per common share	$(0.05)	$(0.35)	$(0.63)	$(2.62)

Basic weighted average common shares outstanding	37,408	37,565	37,576	37,547

Diluted loss per common share	$(0.05)	$(0.35)	$(0.63)	$(2.62)

Diluted weighted average common shares outstanding	37,408	37,565	37,576	37,547

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

FINANCIAL SUMMARY BY REGION

(in thousands)

	Three Months Ended April 30,				Twelve Months Ended April 30,
	2003		2002		2003		2002
Fee Revenue:
Executive recruitment:
North America	$38,708		$48,426		$162,309		$195,522
Europe	19,015		18,561		78,990		92,098
Asia/Pacific	8,114		8,345		33,523		37,546
South America	2,129		2,914		7,616		10,794

Total executive recruitment	67,966		78,246		282,438		335,960
Futurestep	8,088		7,686		32,674		40,079
JobDirect	—		—		—		1,386

Total fee revenue	76,054		85,932		315,112		377,425

Reimbursed out-of-pocket engagement expenses	6,303		7,152		23,354		29,310

Total revenue	$82,357		$93,084		$338,466		$406,735

		Margin		Margin		Margin		Margin
Operating Income (Loss):
Executive recruitment:
North America	$4,070	11%	$7,071	15%	$17,422	11%	$5,790	3%
Europe	298	2%	(3,381)	(18)%	224	0%	(7,656)	(8)%
Asia/Pacific	975	12%	1,154	14%	2,039	6%	1,469	4%
South America	393	18%	708	24%	(602)	(8)%	(752)	(7)%

Total executive recruitment	5,736	8%	5,552	7%	19,083	7%	(1,149)	0%
Futurestep	(440)	(5)%	(10,130)	(132)%	(9,856)	(30)%	(37,784)	(94)%
JobDirect	—		7		—		(38,169)
Corporate	(4,154)		(6,049)		(22,531)		(28,535)

Total operating income (loss)	$1,142	2%	$(10,620)	(12)%	$(13,304)	(4)%	$(105,637)	(28)%

		Margin		Margin		Margin		Margin
Adjusted Operating Income (Loss):
Executive recruitment:
North America	$4,070	11%	$7,070	15%	$23,173	14%	$33,863	17%
Europe	298	2%	(384)	(2)%	5,567	7%	(306)	0%
Asia/Pacific	975	12%	1,154	14%	2,351	7%	3,315	9%
South America	393	18%	708	24%	(602)	(8)%	(752)	(7)%

Total executive recruitment	5,736	8%	8,548	11%	30,489	11%	36,120	11%
Futurestep	(440)	(5)%	(4,490)	(58)%	(4,481)	(14)%	(15,361)	(38)%
JobDirect	—		7		—		(5,833)
Corporate	(4,154)		(5,749)		(23,031)		(27,360)

Total adjusted operating income (loss)	$1,142	2%	$(1,684)	(2)%	$2,977	1%	$(12,434)	(3)%

Note: Adjusted operating income (loss) for the three months ended April 30, 2002 and the twelve months ended April 30, 2003 and 2002 excludes restructuring and asset impairment charges.

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

RECONCILIATION OF EBITDA

(in thousands)

	Three Months Ended		Twelve Months Ended
	April 30,		April 30,
	2003	2002	2003	2002
Operating Income (Loss)
Executive recruitment:
North America	$4,070	$7,071	$17,422	$5,790
Europe	298	(3,381)	224	(7,656)
Asia/Pacific	975	1,154	2,039	1,469
South America	393	708	(602)	(752)

Total executive recruitment	5,736	5,552	19,083	(1,149)
Futurestep	(440)	(10,130)	(9,856)	(37,784)
JobDirect	—	7	—	(38,169)
Corporate	(4,154)	(6,049)	(22,531)	(28,535)

Total	$1,142	$(10,620)	$(13,304)	$(105,637)

Depreciation and Amortization
Executive recruitment:
North America	$1,454	$1,713	$6,716	$6,601
Europe	1,099	923	3,943	3,856
Asia/Pacific	446	502	1,839	1,745
South America	45	96	292	399

Total executive recruitment	3,044	3,234	12,790	12,601
Futurestep	591	916	2,404	3,677
JobDirect	—	—	—	368
Corporate	234	232	967	836

Total	$3,869	$4,382	$16,161	$17,482

EBITDA
Executive recruitment:
North America	$5,524	$8,784	$24,138	$12,391
Europe	1,397	(2,458)	4,167	(3,800)
Asia/Pacific	1,421	1,656	3,878	3,214
South America	438	804	(310)	(353)

Total executive recruitment	8,780	8,786	31,873	11,452
Futurestep	151	(9,214)	(7,452)	(34,107)
JobDirect	—	7	—	(37,801)
Corporate	(3,920)	(5,817)	(21,564)	(27,699)

Total	$5,011	$(6,238)	$2,857	$(88,155)

Note: EBITDA, a non-GAAP financial measure, is operating income (loss) before depreciation and amortization. In addition to excluding interest and taxes, operating income (loss) also excludes equity in earnings of unconsolidated subsidiaries and accretion on redeemable convertible preferred stock. The Company presents EBITDA as an alternative measure of operating performance to operating income (loss). The Company uses EBITDA to analyze its operating results without taking into account depreciation and amortization, which are non-cash expenses. Even though the Company believes that EBITDA is a common measure used by analysts and investors, other companies, including companies in its industry, may define EBITDA differently and thus the Company’s EBITDA and adjusted EBITDA figures may not be comparable with those of other companies.